Exhibit 10.8
FIRST SUPPLEMENT
TO THE MASTER LOAN AGREEMENT
(CONSTRUCTION AND TERM LOAN)
     THIS FIRST SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “First Supplement”), dated as of September 26, 2006, is between F & M BANK-IOWA (the “Lender”) and CENTRAL IOWA ENERGY, LLC, an Iowa limited liability company (the “Borrower”), and supplements and incorporates all of the provisions of that certain Master Loan Agreement, dated as of even date herewith, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).
     1. Definitions. As used in this First Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this First Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Iowa and as amended from time to time.
“Construction Letters of Credit” shall have the meaning specified in Section 6(b).
“Construction Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Construction Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Construction Letters of Credit.
“Draw Request” means a request for an advance against the Construction Note prior to the Conversion Date, submitted by the Borrower to the Lender and the Disbursing Agent, in accordance with the terms and conditions of the Disbursing Agreement.
“Sworn Construction Statement” means a sworn construction statement, sworn to by the Borrower and the General Contractor, and of a form and substance acceptable to the Lender, a sample of which is attached hereto as Exhibit A.
     2. The Construction Loan. On the terms and conditions set forth in the MLA and this First Supplement, Lender agrees to make a Construction Loan to the Borrower (the “Construction Loan”), by means of multiple advances in an amount not to exceed the lesser of (i) $27,000,000.00 or (ii) an amount equal to 55% of the Project Costs (the “Construction Loan Commitment”). Under the Construction Loan, amounts borrowed and repaid or prepaid may not be re-borrowed.
     3. Purpose. Advances under the Construction Loan may be used to fund the payment of Project Costs, including closing costs and fees associated with the Construction Loan. The Borrower agrees that the proceeds of the Construction Loan are to be used only for the purposes set forth in this Section 3.
     4. Construction Loan Interest Rate. Subject to the provisions of Section 2.08 of the MLA and Sections 9 and 12 of this First Supplement, the Construction Loan shall bear interest at a rate equal to the LIBOR Rate plus 325 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Construction Loan shall be as provided in the Construction Note, provided, however, in no event shall the applicable rate exceed the Maximum Rate.
     5. Construction Loan Payments. The Borrower will pay interest on the Construction Loan (i) quarterly in arrears on the first day of each January, April, July and October (each such date a “Quarterly Payment Date”), commencing on the first Quarterly Payment Date following the date on which the first Advance is made on the Construction Loan, and continuing on each Quarterly Payment Date thereafter until the Conversion Date. If any Quarterly Payment Date is not a Business Day, then the interest payment then due shall be paid on the next Business Day and shall continue to accrue interest until paid. On the Conversion Date, all outstanding accrued interest shall be paid in full.
     6. Construction Loan Term. The Construction Loan shall run for a period beginning on the Closing Date and ending on the Conversion Date. On the Conversion Date, the amount of the then unpaid principal balance of the Construction Loan and any and all other amounts due and owing hereunder or under any other Construction Loan Document relating to this Construction Loan shall be due and payable, except for that part, if any, of the Construction Loan which is converted into a Term Loan pursuant to the terms of the MLA and this First Supplement and a Term Revolving Loan pursuant to the Second Supplement to the Master Loan Agreement.
     7. Disbursement of Construction Loan.
          (a) Deposit Account. Disbursements of the Construction Loan will be made by the Lender in the manner provided in the Disbursing Agreement. Subject to Section 13(c) below, all disbursements will be made by wire transferring such funds to the Disbursing Account established pursuant to the Disbursing Agreement in the amount of each Draw Request which is approved pursuant to the Disbursing Agreement. All Construction Loan funds will be considered to have been advanced to and received by the Borrower upon, and interest on such funds will be payable by the Borrower from and after, their deposit in such deposit account.
          (b) Letter of Credit Commitment to Issue. The Borrower may request Advances by the Lender, and the Lender, subject to the terms and conditions of the MLA and this First Supplement, may, in its sole discretion, issue letters of credit under the Construction Loan for any Borrower’s account (such letters of credit, being hereinafter referred to collectively as the “Construction Letters of Credit”); provided, however, that:
               (i) the aggregate amount of outstanding Construction Letter of Credit Liabilities under the Construction Loan shall not at any time exceed the amount of $3,000,000.00;
               (ii) the sum of the outstanding Construction Letters of Credit plus the outstanding Construction Advances shall not at any time exceed the Construction Loan;

               (iii) the expiration date of a Construction Letter of Credit advanced under the Construction Loan shall be no latter than the Conversion Date.
     Any Construction Letter of Credit issued under this Section 7 is subject to the provisions of Section 2.06 of the MLA.
          (c) Lender’s Application of Loan Proceeds. Notwithstanding the provisions of Section 6(a), above, the Lender may elect, upon ten (10) days’ notice to the Borrower, to use the Construction Loan funds to pay, as and when due, any Construction Loan fees owing to Lender, interest on the Construction Loan, release charges under prior mortgages on the Property, and legal fees and disbursements of the Lender’s attorneys which are payable by the Borrower, unless Borrower causes such amount(s) to be paid within said ten (10) days. Such payments may be made, at the option of the Lender, by debiting or charging the Construction Loan funds in the amount of such payments.
          (d) Cost Information. All disbursements will be based upon a detailed breakdown of the Project Costs as set forth in the Sworn Construction Statement attached as Exhibit A to the MLA. In the event that the Borrower becomes aware of any change in the approved Project Costs, which would increase the total cost in excess of $50,000.00 above the amount shown on the attached Sworn Construction Statement, the Borrower shall immediately notify the Lender in writing and promptly submit to the Lender for its approval a revised Sworn Construction Statement. No further disbursements need be made by the Disbursing Agent unless and until the revised Sworn Construction Statement is approved. The Lender reserves the right to approve or disapprove any revised Sworn Construction Statement in its reasonable discretion.
          (e) Loan in Balance, Deposit of Funds by Borrower. The Borrower shall keep the Loan in balance as provided in this Section. If the Lender at any time reasonably determines that the amount of the undisbursed Construction Loan proceeds will not be sufficient to fully pay for all costs required to complete the construction of the Project in accordance with the approved Plans and Specifications and for all Project Costs to be incurred by the Borrower, whether such deficiency is attributable to changes in the work of construction or in the Plans and Specifications or to any other cause, the Lender may make written demand on the Borrower to deposit in an escrow fund to be established with the Lender an amount equal to the amount of the shortage reasonably determined by the Lender. The Borrower shall then deposit the required funds with the Lender within ten (10) days after the date of the Lender’s written demand. No further disbursements shall be made by the Disbursing Agent until those funds are deposited by the Borrower in the escrow fund. Whenever the Lender has any such funds on deposit in such escrow fund, it shall make all future advances for Project Costs from the escrow fund before making any further advances under the Loan.
          (f) Additional Security. The Borrower irrevocably assigns to the Lender and grants to the Lender a security interest in, as additional security for the performance of the Borrower’s obligations under the MLA and this First Supplement and the Related Documents, its interest in all funds held by the Disbursing Agent, whether or not disbursed, all funds deposited by the Borrower with the Lender under this First Supplement, all governmental permits obtained for the lawful construction of the Project, and all reserves, deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the construction of the Project. Upon any default of the Borrower, the Lender may use any of the foregoing for any purpose for which the Borrower could have used them under this First Supplement or with respect to the construction or financing of the Project. The Lender will also have all other rights and remedies as to any of the foregoing which are provided under applicable law or in equity.
          (g) Conditions Precedent to Construction Advances. The Lender’s obligation to make Construction Advances under the Construction Note shall be subject to the terms, conditions and covenants set forth in the MLA and this First Supplement, including, without limitation, the following further conditions precedent:
               (i) Representations and Warranties. The representations and warranties set forth in the MLA and this First Supplement are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof;
               (ii) Draw Request. The Borrower has submitted to the Lender and the Disbursing Agent a Draw Request for each such Advance, which such Draw Request shall comply with the requirements contained in this the MLA, this Supplement and the Disbursing Agreement;
               (iii) Compliance With Disbursing Agreement. All of the terms and conditions of the Disbursing Agreement have been satisfied with respect to each such Advance;
               (iv) Sworn Construction Statement. The Borrower shall furnish to the Lender an updated Sworn Construction Statement setting forth the Contractor(s) providing services or materials with respect to specific portions of the construction of the Project and setting forth the amounts actually incurred and paid, or to be incurred, in completing construction of the Project. Such updated Sworn Construction Statement shall be sworn to by the Borrower and the General Contractor to be a true, complete and accurate account of all costs actually incurred and an accurate estimate of all costs to be incurred in the future;
               (v) No Defaults. The Borrower is not in default under the terms of the MLA, the Related Documents or any other agreement to which the Borrower is a party and which relates to the construction of the Project;
               (vi) Loan in Balance. The Loan is in balance, as required by the provisions of Section 6(e), above;
               (vii) Government Action. No license, permit, permission or authority necessary for the construction of the Project has been revoked or challenged by or before any Governmental Authority; and
          (h) Suspension of Construction. If the Lender in reasonably good faith determines that any work or materials do not conform to the approved Plans and Specifications or sound building practice, or otherwise departs from any of the requirements of the MLA and this Supplement, the Lender may require the work to be stopped and withhold disbursements until the matter is corrected. In such event, the Borrower will promptly correct the work to the Lender’s satisfaction. Provided Lender’s actions were reasonable, in good faith, and the work or materials did not conform to the approved Plans and Specifications or sound building practice, no such action by the Lender will affect the Borrower’s obligation to complete the Project on or before the Completion Date.
          (i) Inspections. The Borrower and the Inspecting Engineer shall be responsible for making inspections of the Project during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made out of each Advance has been properly done or supplied in accordance with the applicable contracts with such Contractors. If any work done or materials supplied by a Contractor are not satisfactory to the Borrower or the Inspecting Engineer, the Borrower will immediately notify the Lender in writing of such fact. It is expressly understood and agreed that the Lender or its authorized representative may conduct such inspections of the Project as it may deem necessary for the protection of the Lender’s interest, and, specifically, an architectural or engineering firm acceptable to the Lender may, at the option of the Lender and at the expense of the Borrower, conduct such periodic inspections of the Project, prepare such written progress reports during the period of construction, prepare such written reports upon completion of the Project and sign such Draw Requests, as the Lender may reasonably request, provided that no inspection shall unreasonably delay progress on the Project. Any inspections which may be made of the Project by the Lender or its representative will be made, and all certificates issued by the Lender’s representative will be issued, solely for the benefit and protection of the Lender, and that Borrower will not rely thereon. The Lender is under no duty to supervise or inspect construction or examine any books and records. Any inspection or examination by the Lender is for the sole purpose of protecting the Lender’s security and preserving the Lender’s rights under the MLA and this First Supplement. No default of the Borrower will be waived by any inspection by the Lender. In no event will any inspection by the Lender be a representation that there has been or will be compliance with the Plans or Specifications or that the construction is free from defective materials or workmanship.
          (j) No Waiver. Any waiver by the Lender of any condition of disbursement must be expressly made in writing. The making of a disbursement prior to fulfillment of one or more conditions thereof shall not be construed as a waiver of such conditions, and the Lender reserves the right to require their fulfillment prior to making any subsequent disbursements.
     8. Conversion of Construction Loan Into Term Loan. Subject to the terms and conditions contained in the MLA and this First Supplement, a portion of the Construction Loan may be converted into a Term Loan.
          (a) Conditions Precedent. In addition to the terms and conditions of disbursement set forth in the MLA and this First Supplement and as incorporated from the Disbursing Agreement, the Lender shall not be obligated to convert any part of the Construction Loan into a Term Loan unless and until:
               (i) Completion of Project. The Project shall have been completed per the Plans and Specifications and a Completion Certificate shall have been obtained;

               (ii) Amount of Term Loan. The maximum amount of the Construction Loan which is converted to a Term Loan shall be the lesser of the following: (A) $27,000,000.00 less the amount of $5,000,000.00 that is converted to a Term Revolving Loan; or (B) 55% of the Project Costs less the amount of $5,000,000.00 that is converted to a Term Revolving Loan. The Term Loan shall be payable in full on the Maturity Date.
               (iii) Construction Loan Exceeds Term Loan. In the event that the amount of the Construction Loan advanced by Lender exceeds the maximum amount of the Term Loan to be made by the Lender, including after conversion of those portions of the Construction Loan which are eligible for conversion into the Term Revolving Loan pursuant to the MLA and any applicable additional supplement, the Borrower shall immediately repay the amount of the Construction Loan which is not being converted into a Term Loan;
               (iv) Representations and Warranties. The representations and warranties set forth in the MLA and this First Supplement are true and correct in all material respects as of the Conversion Date to the same extent and with the same effect as if made at and as of the date thereof;
               (v) No Defaults. The Borrower is not in default under the terms of the MLA, this First Supplement, the Related Documents or any other agreement to which the Borrower is a party and which relates to the construction or operation of the Project.;
               (vi) Government Action. No license, permit, permission or authority necessary for the construction, operation or use of the Project has been revoked or challenged by or before any Governmental Authority; and
               (vii) Marketing Agreements. The Borrower has executed marketing agreements for all biodiesel and feedstocks to be produced at the Project and provided Lender with collateral assignments of all such agreements in form and content which is reasonably satisfactory to Lender and its counsel and acknowledged by the non-Borrower party to all such agreements.
          (b) Term Loan Interest Rate. Subject to the provisions of Section 2.07 and 2.08 of the MLA and Section 9 of this First Supplement, the portion of the Term Loan that has not been converted to a Fixed Rate Loan pursuant to Section 8(e) of this First Supplement shall bear interest at a rate equal to the LIBOR Rate plus 325 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Term Loan shall be as provided in the Construction Note, provided, however, in no event shall the applicable rate exceed the Maximum Rate.
          (c) Term Loan Payments. Beginning on the first (1st) day of the month following the month in which the Conversion Date occurs, and continuing on the first (1st) day of each succeeding month thereafter until the Maturity Date, the Borrower shall make equal monthly payments of principal and accrued interest in such amounts as will be required to fully amortize the entire outstanding principal of the Term Note, together with accrued interest thereon, over a period not to exceed ten (10) years from the Conversion Date. The amount of said monthly payments shall be recalculated and, if necessary, adjusted to account for changes in the effective rate of interest hereunder and to maintain said ten (10) year amortization. Following the Conversion Date, and in addition to all other payments of principal and interest required under the MLA, the Borrower shall annually remit to Lender the Excess Cash Flow Payment pursuant to Section 11 of this First Supplement.
          (d) Term Loan Term. The Term Loan term shall run for a period beginning on the Conversion Date and ending on the Maturity Date.
          (e) Conversion to Fixed Rate Loan. Pursuant to Section 2.05 of the MLA, on the Conversion Date, the Borrower shall have the right to convert up to fifty percent (50%) of the outstanding principal balance of the Term Loan into a Fixed Rate Loan, with the consent of the Lender which shall not be unreasonably withheld, which shall bear interest at a rate equal to the rate listed in the “Government Agency and Similar Issues” section of the Wall Street Journal for the Federal Farm Credit Bank or the Federal Home Loan Bank having a maturity approximately equal to the Maturity Date, or another rate as agreed upon by the Lender and Borrower, which is in effect at the time of conversion plus 300 basis points. Borrower agrees that the portion of the outstanding principal balance of the Term Loan that is eligible to be converted into a Fixed Rate Loan shall not exceed an amount equal to fifty percent (50%) of the total amount of the Term Loan as provided in Section 8(a)(ii) of this First Supplement. Borrower shall provide written notice to Lender at least 30 days prior to the Conversion Date of its intention to convert any portion of the Term Loan to a Fixed Rate Loan. Such written notice shall specify the specific dollar amount that Borrower is electing to convert to a Fixed Rate Loan. Any amount subject to a fixed rate of interest pursuant to this Section shall not be subject to any adjustments under Section 2.07 of the MLA.
          (f) Renewal. Lender agrees that at the Maturity Date Borrower may request in writing that Lender renew the Term Loan for a period of up to five (5) years on such terms and conditions as the Lender and Borrower may agree upon in writing. Nothing in this Agreement shall commit the Lender to renew, extend or extend any other accommodations to the Borrower regarding the Term Loan.
     9. Default Interest. In addition to the rights and remedies set forth in the MLA: (i) if the Borrower fails to make any payment to Lender when due, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the Construction Note; (iii) after the maturity of the Loans, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loans (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loans under the terms of the Construction Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

     10. Late Charge. If any payment of principal or interest due under this Supplement or the Construction Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay, in addition to such amount, a late charge equal to five percent (5%) of the amount of such payment.
     11. Excess Cash Flow. In addition to all other payments of principal and interest required under the MLA, the Supplements and the Notes, the Borrower shall annually remit to Lender an amount equal to 50% of the Borrower’s Excess Cash Flow, calculated based upon the immediately preceding fiscal year end audited financial statements, on or before 120 days after the end of each fiscal year of the Borrower (the “Excess Cash Flow Payment”); provided, however, that the total Excess Cash Flow Payments required hereunder shall not exceed $2,500,000.00 in any fiscal year. Such payment shall be applied to the outstanding principal of the Term Loan or the Term Revolving Loan at the Lender’s discretion. Any Excess Cash Flow Payment shall not be considered to be a prepayment with respect to which a prepayment premium would apply under Section 2.10 of the MLA. Notwithstanding the foregoing, the Excess Cash Flow Payment is not required when the Tangible Owner’s Equity from the immediately preceding fiscal year end is great than 70%.
     12. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.
     13. Maximum Amount Limitation. Anything in the MLA, this First Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Construction Note or any of the Loan Obligations, or ever be required to pay interest on the Construction Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under the MLA, this First Supplement, the Construction Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this First Supplement, the Construction Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under the MLA, this First Supplement, the Construction Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Construction Note, be either refunded to the Borrower, or credited on the principal of the Construction Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under the Construction Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Construction Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This section shall control every other provision of all agreements among the parties to the MLA pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this section shall be deemed to be incorporated in every Loan Document and communication related thereto.
     14. Construction of Project. As a further condition to the Lender’s funding of Project Costs pursuant to the terms of the MLA and this First Supplement, the Borrower will:
               (i) diligently proceed with construction of the Project in accordance with the Plans and Specifications and in accordance with all applicable laws and ordinance and will complete the Project on or before the Completion Date;
               (ii) use the proceeds of all Advances solely to pay the Project Costs as specified in the Project Sources and Uses Statement;
               (iii) use its best efforts to require the Contractor(s) to comply with all rules, regulations, ordinances and laws relating to work on the Project;
               (iv) obtain the Lender’s prior written approval of any change in the Plans and Specifications for the Project approved by the Lender which might materially adversely affect the value of the Lender’s security, and has a cost of $50,000.00 or greater. The Lender will have a reasonable time to evaluate any requests for its approval of any changes referred to in this paragraph. The Lender may approve or disapprove changes in its discretion, subject to the foregoing provisions of this Section 14(iv). If it reasonably appears to the Lender that any change may increase the Project Costs, the Lender may require the Borrower to deposit additional funds with the Lender pursuant to the provisions of this The MLA and this in an amount sufficient to cover the increased costs as a condition to giving its approval;
               (v) comply with and keep in effect all necessary permits and approvals obtained from any Governmental Authority relating to the lawful construction of the Project. The Borrower will comply with all applicable existing and future laws, regulations, orders, and requirements of any Governmental Authority, judicial, or legal authorities having jurisdiction over the Real Property or Project, and with all recorded restrictions affecting the Real Property;
               (vi) furnish to the Lender from time to time on request by the Lender, in a form acceptable to the Lender, correct lists of all contractors and subcontractors employed in connection with construction of the Project and true and correct copies of all executed contracts and subcontracts. The Lender may contact any contractor or subcontractor to verify any facts disclosed in the lists, Borrower must consent to the disclosure of such information by the contractors and subcontractors to Lender or its agents upon Lender’s request, and Borrower must assist Lender or its agents in obtaining such information upon Lender’s request;
               (vii) upon completion of the building foundation of the Project, deliver to the Lender an “as-built” survey of the Real Property which: (a) sets forth the location and exterior lines and egress and other improvements completed on the Real Property and demonstrates compliance with all applicable setback requirements; (b) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (c) contains such other information as the Lender may reasonably request;
               (viii) not purchase any materials, equipment, fixtures, or articles of personal property placed in the Project prior to the Completion Date under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by the Lender in writing;
               (ix) provide the Lender and its representatives with access to the Real Property and the Project at any reasonable time and upon reasonable notice to enter the Real Property and inspect the work or construction and all materials, plans, specifications, and other matters relating to the construction. The Lender will also have the right to, at any reasonable time and upon reasonable notice, examine, copy, and audit the books, records, accounting data, and other documents of the Borrower and its contractors relating to the Real Property or construction of the Project;
               (x) pay and discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Project. The Borrower will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to the Lender or the ability to obtain title insurance in the manner required by the MLA, this First Supplement and the Disbursing Agreement. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;
               (xi) at the Lender’s request and expense, post signs on the Real Property for the purpose of identifying the Lender as the “Lender.” At the request of the Lender, or the participating local community banks, the Borrower will use its best efforts to identify the Lender as the lender in publicity concerning the Project;
               (xii) maintain in force until full payment of the Loan all insurance required by law, public liability insurance, and property insurance. The policies must be approved by the Lender as to amounts, form, risk coverage, deductibles, insurer, and loss payable and cancellation provision. The Lender’s approval, however, will not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance;

               (xiii) cooperate at all times with the Lender in bringing about the timely completion of the Project, and resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously. With respect to such disputes, the Borrower will have the right to contest in good faith claims resulting in disputes, provided that it does so diligently and without prejudice to the Lender. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;
               (xiv) pay the Lender’s and the Disbursing Agent’s reasonable out-of-pocket costs and expenses incurred in connection with the making or disbursement of the Loans or in the exercise of any of its rights or remedies under the MLA, this First Supplement and the Disbursing Agreement, including but not limited to title insurance and escrow charges, disbursing agent fees, recording charges, and mortgage taxes, reasonable legal fees and disbursements, and reasonable fees and costs for services which are not customarily performed by the Lender’s salaried employees and are not specifically covered by the fees charged to originate the Loan, if any. The provision of this paragraph will survive the termination of the MLA, this First Supplement and the repayment of the Loan;
               (xv) keep true and correct financial books and records on a cash basis for the construction of the Project and maintain adequate reserves for all contingencies. If required by the Lender, the Borrower will submit to the Lender at such times as it requires (which will in no event be more often than monthly) a statement which accurately shows the application of all funds expended to date for construction of the Project and the source of those funds as well as the Borrower’s best estimate of the funds needed to complete the Project and the source of those funds. The Borrower will promptly supply the Lender with any financial statements or other information concerning its affairs and properties as the Lender may reasonably request, and will promptly notify the Lender of any material adverse change in its financial condition or in the physical condition of the Property or Project;
               (xvi) comply with the requirements of any commitment or agreement entered into by Borrower with any Governmental Authority to assist the construction or financing of the Real Property and/or Project and with the terms of all applicable laws, regulations, and requirements governing such assistance;
               (xvii) indemnify and hold the Lender harmless from and against all liabilities, claims, damages, reasonable costs, and reasonable expenses (including but not limited to reasonable legal fees and disbursements) arising out of or resulting from any defective workmanship or materials occurring in the construction of the Project. Upon demand by the Lender, the Borrower will defend any action or proceeding brought against the Lender alleging any defective workmanship or materials, or the Lender may elect to conduct its own defense at the reasonable expense of the Borrower. The provisions of this paragraph will survive the termination of the MLA, this First Supplement and the repayment of the Loan; and
               (xviii) obtain and deliver to the Lender copies of all necessary occupancy certificates relating to the Project.

     15. Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA.
     IN WITNESS WHEREOF, the parties have caused this First Supplement to the Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.
CENTRAL IOWA ENERGY, LLC
an Iowa limited liability company

By:	/s/ James Johnston
	Name:	James Johnston
	Title:	Chairman

F & M BANK-IOWA, a bank chartered under
the laws of Iowa

By:	/s/ Daniel J. Hassman
	Name:	Daniel J. Hassman
	Its:	President

EXHIBIT A
SWORN CONSTRUCTION STATEMENT
SWORN CONSTRUCTION STATEMENT

OWNER:	Central Iowa Energy
PROPERTY AT:	324 E. 28th St. N
Newton, IA 50208

IMPORTANT NOTICE: This statement must be complete as to names of all persons and companies furnishing labor and/or material on the premises herein. Any increase in cost, from changes in construction or otherwise, must be forthwith reported to the DISBURSING AGENT with additional deposits to cover such increase in cost.

*	Note: 5% of COMPLETED WORK to RETAINAGE

	ITEMS	TOTAL COST	AMT COMPLETED*	BALANCE
10	Engr/P Mgmt/Intellectual Propert	$2,504,100.00	$1,627,655.00	$876,445.00
20	Mobilize/Temp Serv/Gem Actvty	$1,695,000.00	$847,500.00	$847,500.00
30	Site Work, Excate & Backfill	$1,074,470.00	$967,023.00	$107,447.00
40	Roads	$150,280.00	$127,738.00	$22,542.00
40	Rail Installation	$959,100.00	—	$959,100.00
60	Cast-In-Place-Concrete	$870,000.00	$826,500.00	$43,500.00
70	Masonry Work	$61,000.00	$30,500.00	$30,500.00
80	Precast Concrete	$376,000.00	$357,200.00	$18,800.00
90	Bldg Structural Steel w/paint	$1,220,700.00	$1,098,630.00	$122,070.00
100	Pre-Engrd Bldg-Siding/INsulatn	$1,059,000.00	$804,840.00	$254,160.00
110	Pipe Racks & Towers	$540,000.00	$432,000.00	$108,000.00
120	Doors/Windows/Rollups/Louvers	$160,800.00	$99,696.00	$61,104.00
130	Office (Allowance)	$517,500.00	$41,400.00	$476,100.00
140	Lab Furnshings & Equipment	$285,000.00	—	$285,000.00
150	Truck Scale	$65,050.00	—	$65,050.00
160	Storage Tanks	$2,535,000.00	$126,750.00	$2,408,250.00
170	Fire Protection System	$237,000.00	$26,070.00	$210,930.00
180	Rail Tank Car Load/Unload	$695,500.00	—
190	Mech Specialty Equip/Intrmnts	$2,960,800.00	$799,416.00
200	Transesterifictn Equip/Boiler	$6,920,000.00	$6,020,400.00
210	Process Piping/Mech System	$8,865,000.00	$2,216,250.00
220	Electrical Wiring & Cntrl Sys	$4,297,200.00	$2,062,656.00
230	Chg Order #1 Concrete Floors	$27,500.00	$27,500.00

SUBTOTAL		$38,076,000.00	$18,539,724.00	$19,536,276.00

STATE OF Iowa)
>		SS.
COUNTY OF Carroll)
The undersigned being first duly sworn, each for himself, as General Contractor and Borrower, deposes and says that the foregoing are the names of all parties having contracts or subcontracts for specified portions of the work on said property and building or material entering into the construction thereof, and the amounts due and to become due to each of said parties, that the items mentioned include all labor and material required to complete said buildings according to plans and specifications, that there are no other contracts outstanding; and that there is not due or to become due to any person for material, labor or other work of any kind done upon said building other than as above stated.
The udersigned further deposes and says that no increase in the cost of construction will be made under any circumstances without furnishing information on same to the DISBURSING AGENT with additional deposits to cover such increase; that, in the event of any such increase, no orders or claims will be made to said company until such information and additional deposits shall have been completed; that the purpose of said statement is to induce said company to pay out the proceeds of a loan of $27,000,000.00 secured by a leasehold mortgage on said property; and that, upon payment of the specific unpaid items listed herein, the undersigned General Contractor hereby agrees to waive all claims of priority to said leasehold mortgage and both parties herein will save said company harmless as to any claims of priority of lien for any labor or material, furnished or to be furnished, for completion of construction

/s/ Pat C. Lappe General Contractor

/s/ James Johnston CENTRAL IOWA ENERGY, LLC
The foregoing instrument was acknowledged before me this 7th day of September, 2006.

by	/s/ Lori Goetzinger

NOTARY STAMP:

SEAL	LORI GOETZINGER Commission Number 176433 MY COMMISSION EXPIRES 10-12-09
Before me this 15th day of September, 2006, signed James Johnston.

/s/ Susan St. Clair	SEAL	SUSAN D. ST. CLAIR
Notary Public State of Iowa		Commission Number 152058 MY COMMISSION EXPIRES June 29, 2007